EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427 work                         (802) 742-3062 pager
For Immediate Release: May 15, 2007

CVPS seeks 4.46 percent rate increase in 2008

RUTLAND, Vt. - Driven largely by increased transmission and power costs and reliability improvements, Central Vermont Public Service (NYSE-CV) today filed for a 4.46 percent rate increase to take effect next February.

Under the proposed change, a residential customer using 500 kilowatt-hours per month would see an increase from $71.46 to $74.65. Similar customers elsewhere in New England pay over $100.

"Our increased costs relate in part to changes in wholesale power market prices and transmission costs," President Bob Young said. "We are also spending more on customer service and reliability improvements."

Young said the company increased its capital budget, largely for reliability improvements, from $18 million in 2006 to $26 million in 2007, and expects to maintain the higher spending in coming years. "That is critical to providing customers the reliability and service restoration levels they have come to expect," Young said.

"Our stable, long-term power contracts have to a great degree protected our customers from rising energy costs over the past several years," Young said. "Recently, however, we have experienced a decline in the prices we receive from the sale of our excess energy into the wholesale market. That has resulted in a net increase in our overall power costs."

CVPS rates have increased at about one-sixth the rate of inflation in the past eight years, with just a handful of small increases and decreases in that time. Overall, current rates are just 3.5 percent higher than in 1999. The consumer price index has risen 21 percent, while the CPI for energy has risen 85 percent in the same time period. "Even with this request, our rates will remain very low compared to major utilities in New England," Young said.

CVPS today also formally notified the Vermont Public Service Board that it hopes to file an alternative regulation plan in the near future. The company has been talking with the Vermont Department of Public Service and others about the plan. It will include mechanisms and incentives to encourage further cost controls and efficiencies.

"Alternative regulation can improve financial stability, ensure funding for customer service and reliability improvements, and increase transparency and accountability to our customers," Young said.